GEOPHYSICAL SERVICES AGREEMENT


          This Geophysical Services Agreement (the "Agreement") is made this ____ day of ________________, 1997 by and between National Energy Group, Inc. ("NEG") and Acadian Geophysical Services, Inc. ("ACADIAN") concerning our mutual understanding concerning Land and Transition Zone Seismic Services to be performed by ACADIAN for the benefit of NEG:

                                     WITNESSETH:

         WHEREAS, NEG owns or has acquired the rights to certain lands and leases comprising an approximately fifty-four (54) square mile area located in Iberville Parish, Louisiana for which it desires certain geophysical services, including a three dimensional seismic survey; and

         WHEREAS, ACADIAN is engaged in the business of conducting geophysical services and has experience conducting seismic surveys of a nature required by NEG; and

         WHEREAS, NEG desires to engage ACADIAN to conduct a three dimensional seismic survey and other certain geophysical services in Iberville Parish, Louisiana (the "3D Survey") under the terms and conditions contained herein.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. The following terms as used in this Agreement and any amendments or schedules hereto shall be defined and have the meanings specified or referred to in this Paragraph 1:

         "3D Survey" shall mean Three dimensional seismic survey comprised of surveying and gathering seismic data by placing Receiver Stations and Source Points in a series of rectangles as described in the recitals hereof.

         "Bin Size" shall mean a rectangle 110 ft. x 110 ft.

         "Charge Size" shall mean the amount (weight) of the Source Type that is to be placed in the Shot Hole. Charge sizes may vary throughout the 3D Survey.

          "Confidential Information" shall have the meaning described in Paragraph 12 hereof.

         "Data" shall have the meaning described in Paragraph 11 hereof.

         "Design Parameters" shall have the meaning described in Paragraph 3 hereof.

         "Geophone" shall mean an electronic device placed on the surface of the earth to record seismic energy.

         "Geophones per Group" shall mean the number of Geophones that are connected together and considered as one Receiver Station.

         "Hole Depth" shall mean the total depth of the Shot Hole to be drilled.

         "Land and Transition Zone Seismic Services" shall mean services performed by ACADIAN on dry land, marsh lands and on lands with water depths that do not exceed 20 feet in depth.

         "Loss or Losses" shall have the meaning described in Paragraph 13 hereof.

         "MS" shall mean milliseconds.

         "Pentolite" shall mean a generic term for explosives used as an energy source for conducting seismic surveys.

         "Receiver Line" shall mean Receiver Stations placed along a horizontal straight line on the surface of the earth.

         "Receiver Station Spacing" shall mean the horizontal distance between two adjacent Receiver Stations.

         "ReceiverStation" shall mean a point on the surface of the earth where a Geophone is placed to record seismic energy (also known as a "receiver group" or "group.")

         "Record" shall mean all seismic data recorded onto digital tape from all Recording Channels when one Source Point is discharged.

         "Record Length" shall mean the time (in seconds) that seismic energy is recorded on digital tape from one Source Point discharge.

         "Recording Channel" shall mean one Receiver Station with Geophones placed in position to record seismic energy.

         "Representatives" shall have the meaning described in Paragraph 12 hereof.

         "Sample Rate" shall mean the length of time between two adjacent pieces of seismic data on one Record.

         "Shot Hole" shall mean a vertical hole, drilled into the earth and into which the Source Type is placed.

         "Source Line  Interval"  shall mean the  distance  between two adjacent
                  Source Lines.

         "Source Line" shall mean the horizontal line along which Source Points are located.

         "Source Point" shall mean a point, within the outer boundary of the 3D Survey, at which a Shot Hole is drilled and then loaded with a Source Type (also known as a Shot Point).

         "Source Point Spacing" shall mean the horizontal distance between two adjacent Source Points (also known as Shot Point Spacing or Shot Point Interval).

         "Source Type" shall mean the type of energy source to be used to acquire seismic data. Pentolite, defined above, is the Source Type to be used in this 3D Survey.

         "Spread" shall mean a rectangle with dimensions of 11800 ft. x 26180 ft. Within the Spread are 10 parallel Receiver Lines. Each Receiver Line has 120 Geophone Groups spaced 220 feet apart. The distance between adjacent Receiver Lines is 1320 feet.

         "Survival Period" shall have the meaning described in Paragraph 15 hereof.

         "Swath" shall mean one Spread plus the Source Points located between the two most interior Receiver Lines within the Spread.

2. General Scope of Geophysical Services. It is the intention of the parties hereto that ACADIAN shall conduct the 3D Survey over the lands and leases located in Iberville Parish, Louisiana as requested by NEG. ACADIAN shall be responsible for the direction and supervision of all activities related to the 3D Survey including, but not limited to, survey crews, seismic drilling activities and recording of Data. ACADIAN further agrees that it shall deliver the field tapes of the 3D Survey Data to NEG or NEG's designee at least once each week, together with all notes of the survey crew and observer related thereto.

3. Survey Design Parameters. ACADIAN agrees that it shall, for the benefit of NEG, conduct the 3D Survey and provide other related services as described herein pursuant to the following design parameters, consistent with commonly accepted industry standards (the "Design Parameters"):

         (i)      No. of Channels Recording
                  (10 Lines x 120 Channels Max)....................1200
         (ii)     Source Line Interval (Brick Pattern).............1320 feet
         (iii)    Receiver Line Intervals..........................1320 feet
         (iv)     Source Point Spacing............................. 220 feet
         (v)      Receiver Station Spacing ........................ 220 feet
         (vi)     Total No. of Source Points.......................2520
         (vii)    Bin Size..........................................110 x 110
         (viii)   Source Type......................................Pentolite
         (ix)     Shot Hole Depth...................................100 feet
         (x)      Charge Size .......................................11 #
         (xi)     Record Length ......................................8 Sec.
         (xii)    No of Geophones per Group...........................6
         (xiii)   Sample Rate.........................................2 MS

         NEG shall retain the right at all times, upon written notice to ACADIAN, to amend or modify such Design Parameters to include additional Receiver Lines into the Spread; provided that any such increase shall be invoiced to NEG at ACADIAN's actual cost plus thirty percent (30%) and added to each Swath for which the increase is requested. ACADIAN shall be responsible for advising NEG that land and weather conditions are not suitable for performing the geophysical services to be provided hereunder, at which time NEG shall make the final decision as to whether ACADIAN shall proceed. Notwithstanding the foregoing, in the event ACADIAN determines weather, land or any other condition to be unsafe, it may suspend operations until such time that the unsafe condition no longer exists.

4. Additional Services. In addition to the 3D Survey, ACADIAN shall perform other related services as directed in writing from time to time by NEG including, but not limited to, securing various municipal, leasehold and governmental agency permits; provided that NEG agrees to pay the expenses, costs and fees associated with such services requested by NEG. It is further agreed that NEG shall pay or reimburse ACADIAN for the following costs and expenses:

         (i) standby survey crews requested by NEG shall be invoiced at a rate of $ 650.00 per day/per crew;

         (ii) additional survey Shot Holes or Shot Holes in excess of Design Parameters shall be invoiced at a rate of $457.00 per Shot Hole; and

         (iii) applicable local, state and federal taxes on equipment, goods and services provided by ACADIAN.

5. ACADIAN's Execution Statement. "Acadian Geophysical Services, Inc. proposes to begin recording on/or before December 1, 1997, and surveying as soon as permits are returned and conditions are approved by NEG. Recording operations will begin when sufficient lead time has been obtained by the drilling crew. We anticipate two (2) months to complete the recording, depending on option chosen and/or any permit and/or weather days." "Prior to the startup of each operation phase, the Health, Safety and
     Environmental engineer assigned to the crew will conduct a complete operation safety and environmental review session. The purpose of these orientation sessions is to assure that all personnel are fully apprised of the specific safety requirements of their assigned task, and the proper use of equipment to minimize the environmental impact caused by this survey. These sessions will continue on a regular basis to insure that our employees and subcontractors place the highest priority on health, safety and environment."

     "Acadian Geophysical Services, Inc. has employed quality geophysical personnel whom have many years of combined experience."

     "PROTECTION OF THE ENVIRONMENT WILL BE A TOP PRIORITY. Party 100 will be supervised by Mr. Nicky Blakeney. Mr. Blaine LeBlanc, President of Domestic Acquisition Services, will also play a directional role in overall positions."

     "Acadian Geophysical Services, Inc. includes safety as an integral part of its overall business philosophy and its daily field operations. Since the Company's objective is to fulfill each contract productively while generating the highest quality data, it is imperative that accidents which injure persons, damage equipment or otherwise impair Company operations be avoided. In this way, safe job performance and the attendant safety, welfare and health of each employee are keys to efficient, cost-effective production."

     "The responsibility for maintaining safety working conditions is distributed throughout the entire Acadian Geophysical Services, Inc. workforce. Senior Company management is charged with strategic planning which incorporates the broad issues of a safe working environment, proper placement of employees, proper employee safety training, proper equipment provision, and review of all work related accidents. Operational managers are charged with communicating safety standards to supervisors, monitoring employee adherence to Company safety policy, investigating accidents, setting the party level safety example, and implementing procedural changes recommended by the Corporate Safety manager. The local Safety manager is in place to help formulate and update site specific policy, provide training, conduct inspections and report program results to local management and to the Corporate Safety Manager. Supervisors, due to their close association with field employees, have the most significant employment training, hazard recognition and correction, inspection of employee work practices, ensuring the use of protective equipment, accident investigation, maintaining good site housekeeping and the immediate presentation of an example of safe work. Individual field employees, whose population is the most numerous, are responsible for learning safe work practices, following Company safety policies, reporting unsafe conditions or near-miss incidents to the Supervisor, and maintaining themselves fit for work."

6. NEG Obligations. NEG agrees that it shall provide ACADIAN with such permits, agreements with third parties and rights to conduct the 3D Survey over the lands and leaseholds requested by NEG not otherwise to be provided by ACADIAN. Additionally, NEG shall furnish to ACADIAN maps of suitable scale to allow advance logistical planning, program assignment, survey tract indemnification and construction of a Shot Hole point location map by ACADIAN.

7. Costs and Expenses. Each of NEG and ACADIAN shall bear their own costs and expenses with respect to their respective businesses and operations, except as otherwise specifically contained herein or in amendments hereto. NEG, however, agrees to pay, provide or reimburse ACADIAN for the following costs and expenses; provided that such costs and expenses have the specific written approval of NEG prior to their expenditure by ACADIAN:

         (i) cost plus ten percent (10%) of any specialized equipment that may be required to gain access to areas which due to the nature of the terrain are inaccessible to normal crews and equipment, including but not limited to, terra floatation tires, airboat drills or other specialty equipment required by permit restrictions or otherwise necessary;

         (ii) cost plus ten percent (10%) associated with map purchases, map copies, Data shipments or other special services;

         (iii) cost plus ten percent (10%) associated with special services to satisfy ecological, environmental and governmental mandates, rules and regulations;

         (iv) cost plus ten percent (10%) related to rental of specialized safety equipment; and

         (v) cost plus ten percent  (10%) of  resurvey;  provided  that any such
         costs  due  to  the  negligence  of  ACADIAN  or  its   Representatives
         (hereinafter defined) shall be borne exclusively by ACADIAN.

8. Compensation. In consideration of the services to be provided by ACADIAN hereunder, NEG agrees to compensate ACADIAN as follows:

         (i)      3D Survey and related services, approximately
                   54 square miles......................$90,940.00 per sq. mile

         (ii)     Recording crew standby time
                  per mile (maximum 10 hr. day).........$ 1,900.00 per hour
                  (Standby will be charged for weather days and/or any permit delays not caused by any fault of ACADIAN.) *


         (iii)    Testing experimental per hour ........$ 2,100.00 per hour

         (iv)     Drilling rig standby time
                  (per crew)............................$ 1,200.00 per day
                   (Standby will be charged at the above stated rate if a drill
                   crew is required to stand by for redrills.)   *

         (v)      Permit Agents
                  per day/per agent (subject to approval by NEG)$375.00 per day (Cost of permit agents and vehicle used in securing permits or related services.)
                           *First twenty (20) hours per month at ACADIAN's expense; all other downtime not attributable to the negligence of ACADIAN shall be at the sole cost and expense of NEG.

9. Invoicing. ACADIAN shall invoice NEG for services provided hereunder, and NEG agrees to pay the non-disputed portion of any such invoice within thirty (30) days thereafter; provided that the following schedule of payments shall reflect the parties' understanding and agreement with respect to such invoicing:

         (i)      Upon execution and delivery of this Agreement..$   491,076.00

         (ii)     Upon commencement of surveying operations
                  in the 3D Survey area..........................$   736,614.00

         (iii)    Upon commencement of drilling operations ......$1,227,690.00

         (iv) Remaining SD&A costs invoiced on a Swath-by-Swath basis upon successful completion of every second (2nd) Swath; provided that the final two (2) Swaths shall be adjusted to reflect any changes in the overall size or scope of the 3D Survey as directed by NEG.

10. Relationship of the Parties. ACADIAN shall provide its services to NEG under the terms of this Agreement as an independent contractor. Except upon the express written consent of the other, ACADIAN has no authority to execute and/or deliver documents which purport to bind NEG, and NEG has no authority to execute and/or deliver documents which purport to bind ACADIAN. Neither party shall function or hold itself out to be the agent of the other, nor shall this Agreement be deemed to create a partnership or joint venture of any type; provided, however, that NEG hereby grants to ACADIAN the limited power and authority to acquire certain permits to conduct geophysical services as directed by NEG whose land and leases lie within the area comprising the area of geophysical services to be rendered by ACADIAN pursuant to this Agreement. All compensation paid to ACADIAN shall be without any deductions including: withholding for federal or state income or other taxes, social security, worker's compensation insurance, or health or accident insurance, for which ACADIAN agrees to be solely responsible. ACADIAN shall not receive nor be eligible for any employee benefits made available to others who perform services for NEG.

11. Ownership and Use of Data. ACADIAN is performing its services for the exclusive benefit of NEG. Accordingly, all data (geological, geophysical or otherwise) and the compilations, analyses, notes, charts and interpretations made by ACADIAN or others ("Data") with respect to the geophysical services performed by ACADIAN on NEG's behalf shall at all times be the property of NEG. ACADIAN shall have no right to use, license or otherwise disseminate any portion of the Data for itself or to any third party without the express written consent of NEG.

12 Confidentiality. This Agreement and the Data shall be deemed to be confidential and proprietary to NEG ("the "Confidential Information"), the disclosure of which to unauthorized third parties could result in irreparable harm to NEG. Accordingly, ACADIAN for itself and for its affiliates, officers, contractors, consultants, invitees, employees, agents or advisors (collectively, the "Representatives") warrants and agrees to maintain the confidentiality of, and not disclose the Confidential Information to any party without the express written consent of NEG; provided that this Paragraph 12 shall not restrict

     (a) disclosure of any Confidential Information required by applicable statute, rule or regulation of any court of competent jurisdiction; provided that NEG is given notice and an adequate opportunity to contest such disclosure, and

     (b) any disclosure of Confidential Information which is available publicly as of the date of this Agreement or which, after the date of this Agreement, becomes available publicly through no fault or action on the part of ACADIAN or its Representatives other than as provided herein.

13.       Indemnity   by   ACADIAN.   ACADIAN   for  itself  and  for  its
          Representatives and on behalf of its successors and assigns, agrees to indemnify and hold NEG harmless from and with respect to any and all losses, damages, costs, expenses, obligations, liabilities, deficiencies, taxes, interest on taxes or penalties, including without limitation the reasonable fees and disbursements of counsel and costs of responding to any governmental audit, inquiry or investigation and including without limitation all claims, liabilities or obligations arising from or related to the actions or failure to act in conducting the geophysical services requested by NEG, including (without limiting the generality of the foregoing) environmental and third party claims related to or arising directly or indirectly out of any of the following (any of which shall be referred to herein singularly as a "Loss" and collectively as the "Losses"):

         (i) Any and all claims, counterclaims, liabilities and obligations arising from or related to ACADIAN or its Representatives' negligence in conducting its operations and geophysical services on behalf of NEG;

         (ii) Any claim, counterclaim, liability or obligation arising from or related to surface or subsurface damages caused by the negligence or willful misconduct of ACADIAN or its Representatives in conducting its geophysical services on behalf of NEG; and

         (iii) Any claim, counterclaim, liability or obligation arising from or related to environmental damages caused by the negligence or willful misconduct of ACADIAN or its Representatives in conducting its geophysical services on behalf of NEG.

14. Indemnity by NEG. NEG agrees to indemnify and hold ACADIAN and its Representatives harmless from and with respect to any and all Losses related to or arising out of any of the following:

         (i) Any and all claims, counterclaims, liabilities and obligations arising from or related to NEG's operations in the area where ACADIAN is conducting its geophysical services on behalf of NEG;

         (ii) Any and all claims, counterclaims, liabilities or obligations related to surface or subsurface damages caused by the operations of NEG in the area where ACADIAN is conducting its geophysical services on behalf of NEG; and

         (iii) Any claim, counterclaim, liability or obligation related to environmental damages caused by NEG in the area where ACADIAN is conducting its geophysical services on behalf of NEG.

15. Survival of Indemnities. The obligation of indemnification set out in Paragraphs 13 and 14 hereof shall survive for a period of three (3) years following the execution and delivery of this Agreement (the "Survival Period"). Any claim for any Loss or Losses must be asserted in writing prior to the end of the Survival Period, and if asserted in writing during the Survival Period, such claims shall survive until resolved; and if such claims are not so asserted, the party asserting such claim shall be forever estopped and prohibited from asserting any such claim hereunder.

16.      Miscellaneous.

         16.1 Notices. All notices, demands and other communications to the parties hereto as may be required hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

         IF TO NEG:                                  IF TO ACADIAN:

         National Energy Group, Inc.          Acadian Geophysical Services, Inc.
         4925 Greenville Avenue, Suite 1400    6760 A Cemetary Highway
         Dallas, Texas 75206-4095              St. Martinville, Louisiana 70582
         Telephone:  (214) 692-9211                  Telephone:  (318) 394-7444
         Facsimile:  (214) 692-5055                  Facsimile:  (318) 394-7424
         Attn:  Mr. Miles D. Bender, President  Attn:  Blaine LeBlanc, President

         16.2 Successors and Assigns. All provisions of this Agreement, whether or not such provisions shall specifically so provide, shall be binding upon and inure to the benefit of ACADIAN and NEG and their respective successors and assigns. ACADIAN shall not assign any portion of this Agreement without the express written consent of NEG, which consent will not be unreasonably withheld.

         16.3 Entire Agreement. This Agreement constitutes the entire agreement of ACADIAN and NEG with respect to the matters governed herein and supersedes all prior agreements, arrangements, statements, promises, information, understandings, representations and warranties, whether oral or written, express or implied, with respect to the subject matter hereof.

         16.4 GOVERNING LAW. THE VALIDITY AND CONSTRUCTION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS (AND NOT THE CHOICE-OF-LAW RULES) OF THE STATE OF TEXAS.

         16.5 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, except NEG and ACADIAN, any rights or remedies under or by reason of this Agreement.

         16.6 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

         16.7 MEDIATION, ARBITRATION. IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES TO THIS AGREEMENT, THE PARTIES AGREE TO PARTICIPATE IN GOOD FAITH IN A MINIMUM OF FOUR (4) HOURS OF MEDIATION IN DALLAS, TEXAS WITH AN ATTORNEY-MEDIATOR TRAINED AND CERTIFIED BY THE AMERICAN ARBITRATION ASSOCIATION, THE UNITED STATES ARBITRATION AND MEDIATION SERVICE, OR ANY COMPARABLE ORGANIZATION, AND TO ABIDE BY THE MEDIATION PROCEDURES AND DECISION OF SUCH ORGANIZATION. THE PARTIES AGREE TO EQUALLY BEAR THE COSTS OF THE MEDIATION. IN THE EVENT THE PARTIES CANNOT RESOLVE THEIR DISPUTE THROUGH MEDIATION AS DESCRIBED HEREIN, THE PARTIES AGREE TO PARTICIPATE IN BINDING ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION OR MUTUALLY AGREEABLE SIMILAR ORGANIZATION. SUCH ARBITRATION SHALL BE HELD IN DALLAS, TEXAS, SHALL BE BINDING AND NONAPPEALABLE AND A JUDGMENT ON THE AWARD TO THE PREVAILING PARTY (INCLUSIVE OF REASONABLE ATTORNEY=S FEES AND COSTS) MAY BE ENTERED IN ANY COURT HAVING COMPETENT JURISDICTION.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, ACADIAN and NEG have caused this Agreement to be duly executed and delivered as of the date and year first hereinabove written.

                                    "ACADIAN"

                                    ACADIAN GEOPHYSICAL
ATTEST: _______________________     SERVICES INC.

TITLE: _________________________    By:__________________________
                                       Name:  Blaine LeBlanc
                                       Title:  President


                                    "NEG"

                                    NATIONAL ENERGY GROUP, INC.
ATTEST:______________________

TITLE:______________________        By:______________________________
                                       Name:  William T. Jones
                                       Title: Senior Vice President Operations